EXHIBIT 10.2
April 26, 2012

Australian-Canadian Oil Royalties Limited
Ely Sakhai
Post Office Box 1629
Cisco, Texas  76437

Re: Transaction Cost Sharing – Terra Nova Farm-Out

Gentlemen:
In connection with Sections 2.1 and 2.4(a) of the Farm-in Agreement among Holloman Energy Corporation (“Holloman”), Eli Sakhai (“Sakhai”), Australian-Canadian Oil Royalties Ltd. (“ACOR”), and Terra Nova Minerals Inc. (“Terra Nova”), dated April __, 2012, (the "Farm-in Agreement"), Terra Nova is obligated to pay Holloman an aggregate cash amount of $350,000 (the “Funds”). Although the Funds are unrestricted, Holloman intends to utilize these proceeds to offset transaction costs related to the pursuit, support and finalization of the Farm-In Agreement (“Transaction Costs”). Without limiting the foregoing, the Transaction Costs are expected to include legal fees, consulting fees, commissions, engineering costs and such other costs as may be incurred for these purposes.

Holloman herewith agrees to provide Sakhai and ACOR a full accounting for its use of the Funds. Holloman further agrees to share with Sakhai and ACOR, any excess of the Funds over the Transaction Costs.  Any excess of the Funds over the Transaction Costs to be shared between Holloman, Sakhai and ACOR in accordance with their Working Interest percentages in PEL 112 and PEL 444 at the date of the execution of the Farm-In Agreement.

Very truly,

/s/  Robert Wesolek

Robert Wesolek
Chief Financial Officer
Holloman Energy Corporation

ACKNOWLEDGED & AGREED this 27th day of April, 2012

Australian-Canadian Oil Royalties Ltd.

By       /s/ Andre Sakhai
_____________________________

Ely Sakhai

/s/ Ely Sakhai
_____________________________

333 N. Sam Houston Parkway East, Suite 600, Houston, Texas 77060